                                 EXHIBIT 12.2

                  ALCO STANDARD CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)



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

                                                                       Fiscal Year Ended September 30
                                           Six Months Ended   ------------------------------------------------
                                            March 31, 1995      1994      1993      1992      1991      1990
                                           ----------------   -------   -------   -------   -------   -------
Earnings
  Income from continuing operations             94,594         70,609     7,615   104,217    76,642    64,300
  Add:
    Loss from unconsolidated affiliate                        117,158     2,538
    Provision for income taxes                  61,829         86,203    16,984    68,303    49,160    47,160
    Fixed charges                               59,306        101,779    86,615    70,168    68,748    66,361
                                               -------        -------   -------   -------   -------   -------
  Earnings, as adjusted           (A)          215,729        375,749   113,752   242,688   194,550   177,821
                                               =======        =======   =======   =======   =======   =======


Fixed charges
  Other interest expense, including
    interest on capital leases                  43,594         71,780    63,851    51,203    53,173    52,942
  Estimated interest component of
    rental expense                              15,712         29,999    22,764    18,965    15,575    13,419
                                               -------        -------   -------   -------   -------   -------
  Total fixed charges             (B)           59,306        101,779    86,615    70,168    68,748    66,361
                                               =======        =======   =======   =======   =======   =======


Ratio of earnings to fixed charges
  (A) divided by (B)                               3.6            3.7       1.3*      3.5       2.8       2.7
                                                   ===            ===       ===       ===       ===       ===
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* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges for fiscal 1993 is 3.3.